Exhibit 10.2

AMENDMENT TO AGREEMENT OF SALE

THIS AMENDMENT TO AGREEMENT OF SALE (the "Amendment") dated this 28th day of September, 2004, by and between OWINGS CHASE ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership (the "Owings Seller") PRESCOTT SQUARE APARTMENTS LIMITED PARTNERSHIP, a Maryland limited partnership (the "Prescott Seller"), (the Owings Seller and the Prescott Seller are collectively referred to herein as the "Seller"), both with an address of c/o Sawyer Property Management of Maryland, LLC, 75 Second Avenue, Suite 200, Needham, Massachusetts 02494 ("Seller") and AMERICAN HOUSING PROPERTIES, L.P., a Delaware limited partnership with an address of 222 Smallwood Village Center, St. Charles, Maryland 20602, or its permitted assignee ("Buyer").

WHEREAS, Buyer and Seller entered into an Agreement of Sale dated August 13, 2004 (the "Agreement") with respect to the acquisition of certain property in Baltimore County, Maryland as more particularly set forth in the Agreement; and

WHEREAS, Buyer and Seller agree to amend the Agreement of Sale as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

    Seller agrees to place in escrow at Closing the sum of One Hundred Fifteen Thousand Dollars ($115,000) (the "Escrowed Funds"), which escrow may be held by Buyer's lender. The Escrowed Funds shall be utilized for (a) the replacement of eighty (80) HVAC units in individual apartment units, and (b) dry wall repair and air conditioning lines for each of the buildings (the materials and labor to accomplish the work described in (a) and (b) shall be referenced herein as the "Required Work"). Seller acknowledges that the amount of the Escrowed Funds was determined by Buyer in reliance upon pricing Seller represented to be available from its contractors and material suppliers. Accordingly, Seller consents and agrees to assist Buyer in seeing that such pricing for the Required Work is obtained. If definitive contracts for the Required Work at guaranteed prices equal to or less than the amount of the Escrowed Funds are not entered into prior to the Closing, then at Closing Seller shall increase the amount of the Escrowed Funds to the total sum at which definitive guaranteed price contracts for the Required Work are available.

    Section 14. DUE DILIGENCE PERIOD paragraph (a) is amended to delete from the first sentence "...Buyer shall be entitled to a period of time commencing on the Effective Date and ending thirty (30) business days thereafter (the "Due Diligence Period")..." to be replaced with the following: "...Buyer shall be entitled to a period of time commencing on the Effective Date and ending October 1, 2004 (the "Due Diligence Period")..."

    Except as amended hereby, the Agreement of Sale remains unmodified and in full force and effect. Any capitalized terms not defined herein shall have the meaning ascribed such terms in the Agreement of Sale.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

SELLER:

OWINGS CHASE LIMITED PARTNERSHIP,
a Maryland limited partnership

WITNESS	By:	Owings Chase Corp., a Maryland corporation,
its General Partner

/s/ Ellen Costigan	By:	/s/ David M. Rosenberg
David M. Rosenberg, President

PRESCOTT SQUARE ASSOCIATES
LIMITED PARTNERSHIP,
a Maryland limited partnership

WITNESS	By:	Prescott Square Associates Corp., a Maryland
Corporation, its General Partner

/s/ Ellen Costigan	By:	/s/ David M. Rosenberg
David M. Rosenberg, President

BUYER:

WITNESS	AMERICAN HOUSING PROPERTIES, L.P.,
A Delaware limited partnership

/s/ Cynthia L. Hedrick	By:	/s/ Paul Resnik
Paul Resnik, Vice President